Exhibit 99.1

TTM Technologies, Inc.	Contact: Todd Schull, CFO 714-327-3000

TTM TECHNOLOGIES, INC. SIGNS DEFINITIVE AGREEMENTS

FOR SYE AND DMC PLANTS

COSTA MESA, CA – March 18, 2013 – TTM Technologies, Inc. (Nasdaq: TTMI), a major global printed circuit board (PCB) manufacturer, today announced that it has signed definitive agreements with its minority partner, Shengyi Technology Co. Ltd. (Sytech) (Shanghai: 600183:CH), to sell TTM’s 70.2 percent equity interest in the SYE plant to Sytech and to acquire Sytech’s 20 percent equity interest in the DMC plant. TTM announced it signed a letter of intent for the transaction in February 2013. Both the SYE and DMC plants primarily manufacture conventional PCBs and are located in Dongguan, China.

The transaction is expected to close by the end of the second quarter of 2013, subject to certain closing conditions between the parties and regulatory approvals. TTM anticipates the transaction will generate approximately $84 million net for TTM, and expects to use about $40 million of the proceeds to repay an intercompany loan to SYE. The negotiated purchase prices valued SYE at 1 billion RMB (approximately $161 million USD) and DMC at 900 million RMB (approximately $145 million USD).

Safe Harbor Statement

This release contains forward-looking statements that relate to future events or performance. These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company’s statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the satisfaction of conditions to closing the transactions, the parties’ ability to obtain required regulatory approvals, and fluctuations in currency exchange rates and other “Risk Factors” set forth in the company’s most recent SEC filings.

About TTM

TTM Technologies, Inc. is a major global printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs and the backplane and sub-system assembly business. TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttmtech.com.